 Exhibit 10.1

LOAN AGREEMENT

between

MetLife Real Estate Lending LLC,

as Lender

and

Green Plains Wood River LLC,

and

Green Plains Shenandoah LLC,

as Borrower

FIRST MORTGAGE LOAN
of $75,000,000.00

Dated as of September 3, 2020

Loan No. 200527

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), is made as of September 3, 2020, by and between Green Plains Wood River LLC, a Delaware limited liability company and Green Plains Shenandoah LLC, a Delaware limited liability company (collectively the “Borrower), MetLife Real Estate Lending LLC, a Delaware limited liability company  (together with its successors and assigns, “Lender”).

RECITALS

A.Borrower has requested that Lender make a loan to Borrower in the original principal amount of $75,000,000.00 (the “Loan”), to be secured by certain real and personal property situated in Fremont County, Iowa and Hall County, Nebraska, as more particularly described herein.

B.Lender desires to make the Loan on the terms and conditions set forth in this Agreement, the other Loan Documents and the Indemnity Agreement described herein.

NOW, THEREFORE, in consideration of the Loan, the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.DEFINITIONS. AND GENERAL CONSTRUCTION

Except as otherwise expressly provided herein, capitalized terms used in this agreement and its schedules and exhibits will have the respective meanings assigned to such terms in Appendix A to this Agreement.  Except as otherwise defined in this Agreement, or unless the context otherwise requires, each term that is used in this Agreement which is defined in Article 9 of the UCC is used as defined in Article 9 of the UCC, and all accounting terms used herein and not expressly defined will have the meanings respectively given to them in accordance with GAAP as it exists at the date of applicability thereof.  Unless expressly stated therein or the context otherwise requires, the Loan Documents will be interpreted in accordance with the Drafting Conventions.

SECTION 2.LOAN TERMS; SECURITY INTEREST.

2.1Loan; Closing.  Borrower hereby agrees to borrow from Lender, and Lender, subject to the terms and conditions herein set forth, hereby agrees to lend to Borrower, the sum of Seventy-Five Million and No/100 Dollars ($75,000,000.00).  The date on which the Security Instrument (defined below) are duly recorded in Fremont County, Iowa and Hall County, Nebraska,  and the other terms and conditions in this Agreement are satisfied, which will  be on or before September 3, 2020,  will be hereinafter referred to as the “Effective Date.”

2.2Note.  The Loan is evidenced by and will be repaid in accordance with the Note delivered by Borrower to Lender of even date herewith (as amended, restated, extended, renewed,

replaced or otherwise modified from time to time, the “Note”) the form of which is attached hereto as Exhibit A.

2.3Security.  Payment of the Note will be secured by (a) a first priority deed of trust or mortgage, assignment of rents and leases, security agreement and fixture filing ( collectively the “Security Instrument”) to be entered into by Borrower with respect to the facilities situated on the Land (each a “Facility,” together the “Facilities”), granting a first priority security interest in, inter alia,  the Collateral as described in the Security Instrument, which security interest will be perfected by one or more financing statements, and (b) such other assignments, documents and instruments as Lender will reasonably request to further evidence or perfect its security interest in the Collateral. The Note is also guaranteed by Green Plains Inc. (the “Guarantor”) and is supported by a separate and independent Unsecured Indemnity Agreement (“Indemnity Agreement”) by the Borrower and the Guarantor in favor of the Lender.

2.4Collateral Release.   Beginning at the end of the Availability Period, (as defined in the Note) so long as there is no Event of Default, the Borrower may request that the Lender release one Facility from the Security Instrument. Lender may release the Facility from the Security Instrument contingent upon the Loan to Value of the remaining Facility not exceeding fifty percent (50%) of the value of the Facility based upon a new Appraisal obtained by the Lender.

SECTION 3.REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that:

3.1Financial Statements.  Lender has been furnished with copies of consolidated balance sheets of Borrower and its subsidiaries and related consolidated statements of operations and statements of cash flows of Borrower and its subsidiaries as of June 30, 2020. The Lender has also been provided with the audited December 31, 2019 financial statements of the Guarantor.

The December 31, 2019 financial statements, including the related schedules and notes, are complete and correct and fairly present (a) the financial condition of Borrower and Guarantor as of the date thereof, and (b) the results of the operations and changes in financial position of Borrower for the fiscal years ended on the dates, all in conformity with GAAP applied on a consistent basis (except as otherwise stated therein or in the notes thereto) throughout the periods involved.

3.2No Material Changes.  There has been no material or adverse change in the business, operations, properties, assets, prospects or financial condition of Borrower subsequent to June  30, 2020.

3.3Liens.  Exhibit B hereto correctly sets forth all Liens securing Indebtedness of Borrower or otherwise encumbering any of the Collateral, other than Liens granted to Lender.  None of the properties or assets reflected in the financial statements provided to Lender described in Section 3.1 above, or acquired by Borrower after the date of such financial statements, is held subject to any Lien not disclosed in Exhibit B attached hereto.

3.4Organization, Authority and Good Standing; Subsidiaries.     The organizational chart attached hereto as Schedule 3.4, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof and shows all Persons holding a direct or indirect ownership interest in the Borrower.  A true and complete copy of (a) the Certificates of Formation of the Borrower; and (b) the Limited Liability Company Agreements of Borrower and any and all amendments thereto (such documents being referred to herein as the “Organizational Documents”) have been furnished to Lender.  The Organizational Documents are duly and validly executed and delivered and are in full force and effect and binding upon and enforceable against the Borrower and its owners in accordance with their respective terms. All necessary actions have been taken to empower and authorize Borrower to execute and deliver the Loan Documents.

Exhibit C hereto correctly sets forth an entire listing of Borrower’s owners, and their respective interests in Borrower.  The ownership interests listed in Exhibit C are free and clear of all Liens, and all such ownership interests have been duly acquired and are fully paid and non-assessable.  No Person has any right, contingent or otherwise, to purchase any such ownership interests.

Exhibit C also correctly sets forth (a) the name and jurisdiction of formation of each subsidiary of Borrower, if any exists, and (b) a statement of the capitalization of each such subsidiary and the ownership of its equity interests.  The ownership interests listed in Exhibit C as owned by Borrower are free and clear of all Liens, and all ownership interests have been duly issued and are fully paid and non-assessable.  No Person has any right, contingent or otherwise, to purchase any such ownership interests.  Borrower and each of its subsidiaries are duly organized and validly existing limited liability companies or corporations, as the case may be, in good standing under the laws of the State of Delaware, respectively, and have full power and authority to own the properties and assets and to carry on the business which they now own and carry on.  Borrower and each of its subsidiaries are duly qualified and in good standing as a foreign limited liability company or corporation, as the case may be, in each jurisdiction wherein the nature of the property owned or leased by them or the nature of the business transacted by them makes such qualification necessary.

3.5Title to Properties.  Borrower has good and marketable fee title to all the real properties (other than leaseholds) and good and marketable title to all other material properties reflected on the balance sheets of Borrower as of June 30, 2020, or acquired by Borrower after the date, excepting, however, properties sold or otherwise disposed of subsequent to the date in the ordinary course of business.  The Borrower, nor any of its subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of the Land, the Facilities or any other material properties, or any interest therein.

3.6Subordinated Debt.  There is no Indebtedness of Borrower to any Person owning an interest in Borrower other than Subordinated Debt, all of which has been identified in Exhibit B attached hereto.

3.7Licenses.  Borrower possesses and will continue to possess all trademarks, trade names, copyrights, patents, governmental licenses, franchises, certificates, consents, permits and approvals necessary to enable Borrower to carry on its business in all material respects as now conducted or as contemplated and to own and operate the properties material to its business as now owned and operated or as contemplated, without known conflict with or infringement on the rights of others.  All such trademarks, trade names, copyrights, patents, licenses, franchises, certificates, consents, permits and approvals which are material to the operations of Borrower, taken as a whole, are valid and subsisting.

3.8Litigation.  There are no actions, suits or proceedings (whether or not purportedly on behalf of Borrower) pending or, to the knowledge of Borrower, threatened against or affecting Borrower at law or in equity or before or by any Governmental Authority or arbitrator of any kind, which involve any of the transactions herein contemplated or the possibility, individually or in the aggregate, of any material and adverse change in the business, operations, properties, assets, prospects or condition, financial or other, of Borrower except as set forth on Exhibit D; and neither Borrower nor any of its subsidiaries is in default or violation of any Legal Requirement, which default or violation, individually or in the aggregate, might have a material adverse effect on the business, operations, properties, prospects or condition, financial or other, of Borrower, taken as a whole, and for which sufficient funds have not been deposited in escrow to pay, in the event of an adverse judgment, all damages claimed thereunder.

3.9Land Use Litigation.  There are no pending or, to the knowledge of Borrower, threatened proceedings or actions to revoke, attack, challenge the validity of, rescind or modify the zoning of the Land, the subdivision of the Land or any building or other permits heretofore issued with respect thereto, or asserting that such zoning, subdivision or permits do not permit the use and operation of each Facility.

3.10Condemnation.  Borrower has not received notice from any Governmental Authority or quasi-governmental body or agency or from any Person or entity with respect to (and Borrower does not know of) any actual or threatened taking of the Land or any portion thereof, by the exercise of the right of condemnation or eminent domain.

3.11Availability of Utilities.  All utility services necessary and sufficient for the Land and each Facility, and the operation thereof for their intended purposes, are available at the boundaries of the Land, including, without limitation, rail, water, storm and sanitary sewer facilities, electric and telephone facilities.

3.12Access.  All roads, rail spurs and parking facilities necessary for the full utilization of each Facility for its intended purpose have been completed.

3.13Leases.  There are no outstanding leases or agreements affecting the Land or any Facility other than as disclosed in Schedule 3.13 attached hereto.

3.14No Burdensome Provisions.  Borrower is not a party to any agreement or instrument or subject to any charter or other corporate or legislative restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects or in the future may (so far as Borrower can now reasonably foresee) materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or other, of Borrower, taken as a whole, or of the Borrower to perform its obligations under the Loan Documents.

3.15Compliance with Other Instruments.  Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any bond, debenture, note or other evidence of Indebtedness of Borrower or contained in any instrument under or pursuant to which any of the foregoing has been issued or made and delivered.  The execution and delivery of this Agreement, the Loan Documents and the Indemnity Agreement by Borrower, the consummation by Borrower of the transactions herein and therein contemplated, and compliance by Borrower with the terms, conditions and provisions hereof and thereof will not (a)  violate any Legal Requirement to which Borrower is subject or by which any term thereof is bound, or (b)  conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, operating agreement, corporate charter or bylaws or similar organizational document of Borrower or of any agreement or instrument to which Borrower is a party or by which Borrower is bound, or (c)  result in the creation or imposition of any Lien upon any of the properties or assets of Borrower (other than the Liens created by the Security Instrument).  No consent of the owners of Borrower is required for the execution, delivery and performance of this Agreement, the Loan Documents or the Indemnity Agreement by Borrower other than those delivered to Lender prior to the Effective Date, if any.

3.16Disclosure.  Neither this Agreement (including the Exhibits hereto), any Loan Document nor the Indemnity Agreement, nor any certificate or other data furnished to Lender in writing by or on behalf of Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.  To the best knowledge of Borrower, there is no fact which materially and adversely affects or in the future may (so far as Borrower can now reasonably foresee) materially and adversely affect the business, operations, properties, assets, prospects or financial condition of Borrower, taken as a whole, which has not been disclosed to Lender in writing.

3.17ERISA.  Borrower represents, warrants and covenants that it is acting on its own behalf and that as of the date hereof, it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, each hereinafter referred to individually and collectively as a “Plan”, and the assets of Borrower do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101.  Borrower also represents, warrants and covenants that it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

3.18Regulation U; Use of Proceeds.  Borrower does not own and does not have any present intention of acquiring any “margin stock” as defined in Regulation U (12 C.F.R., Chapter II, Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”).  The proceeds from the issuance of the Note will be used by Borrower or Guarantor to add high protein corn meal processing systems at the Facilities and other capital expenditures at real property owned by the Borrower or the Guarantor.  None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might cause this transaction to be deemed a “purpose credit” within the meaning of the Regulation U.  Neither Borrower nor any agent acting on its behalf has taken or will take any action which might cause the transaction contemplated herein to violate the Regulation U, Regulation T (12 C.F.R., Chapter II, Part 220) or Regulation X (12 C.F.R., Chapter II, Part 224) or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

3.19Borrower’s Business.  The sole business of the Borrower on the Land is a biorefinery plant that processes corn to produce various products including ethanol and other co-products.

3.20Tax Liability.  Borrower has filed all tax returns which are required to be filed and has paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income and franchises which have become due and payable by Borrower except those wherein the amount, applicability or validity are being contested by Borrower by appropriate proceedings in good faith and in respect of which adequate reserves have been established, and which Lender has approved after notification from Borrower.  In the opinion of Borrower, all tax liabilities of Borrower were adequately provided for as of June 30, 2020 and are now so provided for on the books of Borrower.

3.21Governmental Action.  No action of, or filing with, any Governmental Authority or other public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Borrower of this Agreement, the Loan Documents or the Indemnity Agreement (other than recordation of the Security Instrument in the real property recording records of Fremont County, Iowa and Hill, County Nebraska, and the filing of financing statements with respect to the Collateral in the Office of the Secretary of State of the State of Delaware, all of which will have been duly recorded or filed on or prior to the Effective Date).

3.22Offering of Note.  Neither Borrower nor any agent acting on its behalf has, either directly or indirectly, sold or offered for sale or disposed of, or attempted or offered to dispose of, the Note or any part thereof, or any similar obligation of Borrower, to, or has solicited any offers to buy the Note or any part thereof from, or has otherwise approached or negotiated in respect thereof with, any Person or Persons other than Lender and no more than six other institutional investors; and Borrower agrees that neither it nor any agent acting on its behalf will sell or offer for sale or dispose of, or attempt or offer to dispose of the Note or any part thereof to, or solicit any offers to buy the Note or any part thereof from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or delivery of the Note within the provisions of Section 5 of the Securities Act of 1933, as amended.

3.23Hazardous Waste.  None of the Facilities nor any portion thereof nor any other property owned or controlled at any time by Borrower has been or will be used by Borrower, or any tenant of a Facility for the production, release, storage, handling or disposal of hazardous or toxic wastes or materials other than those customarily used in agricultural and commercial operations of the type currently conducted in each Facility all of which have been and will be used in accordance with all applicable Legal Requirements.

3.24Separate Property; No Flood Zone.  Each Facility is taxed and billed separately from real property not subject to the Security Instrument, and no part of any Facility is located within a flood zone.

3.25No Relatives.  No director, officer, manager, member, partner or stockholder of Borrower is an officer or director of Lender or is a relative of an officer or director of Lender within the following categories:  a son, daughter or descendant of either; a stepson, stepdaughter, stepfather, stepmother; father, mother or ancestor of either, or a spouse.  It is expressly understood that for the purpose of determining any of the foregoing relationships, a legally adopted child of a person is considered a child of such person by blood.

3.26Foreign Investment.  Borrower and all persons holding any direct or indirect beneficial interest in Borrower, have complied with all filing and reporting requirements under the International Investment and Trade in Services Survey Act, the Agricultural Foreign Investment Disclosure Act of 1978, the Foreign Investments in Real Property Tax Act of 1980, and the amendments of such Acts and regulations promulgated pursuant to such Acts.

3.27Office of Foreign Asset Control.    Borrower represents that, and agrees to furnish Lender on request evidence confirming that, neither Borrower nor any stockholder, member or manager of Borrower is, and no legal or beneficial interest in a stockholder, member or manager of Borrower is or will be held, directly or indirectly, by persons or entities appearing on a US Treasury Office of Foreign Assets Control (“OFAC”) list, such that entering into transactions with such a person or entity would violate OFAC or any other law.  At all times throughout the term of the Loan, Borrower and all of its respective Affiliates will be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC.

3.28Brokerage Commissions.  Any brokerage commissions or similar compensation due in connection with the transactions contemplated in this Agreement or the other Loan Documents (including the funding of the Loan) have been paid in full and any such commissions coming due in the future will promptly be paid by Borrower.  Borrower agrees to and will indemnify Lender from any liability, claims or losses (including reasonable attorneys’ fees) incurred by Lender and arising by reason of any claim for any such brokerage commission.  This provision will survive the repayment of the Loan and will continue in full force and effect so long as the possibility of such liability, claims or losses exists.

3.29Insurance.  The insurance required to be maintained by the Security Instrument is in full force and effect and in types and amounts as required therein.

3.30Senior Debt.  The Obligations of Borrower hereunder constitute first lien senior debt.

3.31Insolvency.  Neither Borrower, nor any manager or owner of Borrower, nor Guarantor is insolvent (either through the inability to pay its debts as they become due or in that its liabilities exceed its assets) or will become insolvent as a result of the Loan or any of the various transactions entered into in connection herewith, and there has been (i) no assignment made for the benefit of the creditors of any of them, (ii) no appointment of a receiver of any of them or for the properties of any of them, or (iii) any bankruptcy, reorganization, or liquidation proceeding instituted by or against any of them.

SECTION 4.CONDITIONS PRECEDENT.

4.1Conditions Precedent to Effective Date.  Lender’s obligations hereunder will be subject to the conditions precedent that Lender has received on or before the Effective Date such assurances and evidence as Lender may require of the performance by Borrower of all its agreements to be performed hereunder, to the accuracy of its representations and warranties herein contained, and to the satisfaction, prior to the Effective Date or concurrently therewith, of the following further conditions:

(a)Due Diligence.  The Lender will have completed all such due diligence that the Lender determines, in the exercise of its sole discretion, to be appropriate and the Lender will have been satisfied with the results of all such due diligence.

(b)Financial Condition.  There will have been no material adverse change in the Borrower’s business, properties, financial condition or results of operation

(c)Litigation.  There will be no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower pending or threatened, which may materially adversely affect the Borrower, the Borrower’s properties or the financing contemplated by this Agreement.

(d)Legality.  The Note will qualify, on the Effective Date, as a legal investment for life insurance companies under the New York Insurance Law (without resort to any provision of such law, such as Section 1405(a) thereof, permitting limited investments by Lender without restriction as to the character of the particular investment) and such issuance will not subject Lender to any penalty or other onerous condition under or pursuant to any applicable Legal Requirement; and Lender will have received such certificates or other evidence as Lender may reasonably request to establish compliance with this condition.

(e)Proceedings.  All proceedings to be taken in connection with the transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental thereto, will be satisfactory in form and substance to Lender; and Lender will have received copies of all documents which Lender may request in connection with the transactions and copies of the records of all company proceedings in connection therewith in form and substance satisfactory to Lender including but not limited to:

(i) copies, duly certified as of the date of the Agreement by its respective member of (A) the resolutions of its respective member authorizing the execution and delivery of the Loan Documents required to be executed by it, (B) a certificate of the name(s)

of the person(s) authorized to sign the Loan Documents on its behalf, and all other documents and certificates of the Borrower to be delivered hereunder, together with the true signatures of such person(s), (C) all documents evidencing other necessary limited liability company action, and (D) all approvals or consents required, if any, with respect to the Loan Documents required to be executed by them; and

(ii) a certificate, certified as of the most recent date practicable, from the Secretary of State of the state in which it is organized attesting to its existence; and

(iii) copies, certified by the Secretary of State of the state in which it is organized, of its certificates of formation, accompanied by a certificate of its Secretary attesting that such certificates of formation have not been amended since the date of such Secretary of State's certification; and

(iv)copies of the operating agreements of the Borrower, together with all amendments thereto, accompanied by a certificate of its Secretary attesting that such operating agreement is in full force and effect without further amendment.

(f)Third Party Consents.  All governmental, shareholder, corporate and third-party consents will be been obtained.

(g)Representations True; No Default.  The representations and warranties of Borrower in this Agreement and in the other Loan Documents and the Indemnity Agreement will be true on and as of the Effective Date and no event which is, or with notice or lapse of time or both, would be an Event of Default will have occurred and be continuing; and Lender will have received an affidavit, dated as of the Effective Date, of an authorized officer, manager or director of Borrower to each such effect.

(h)Loan Documents.  Lender will have received on the Effective Date fully executed original counterparts of each of the Loan Documents, the Indemnity Agreement and all other documents, certificates, opinions and statements requested by the Lender and such documents will have been filed of record and recorded as necessary or appropriate with such verification of filing and priority as may be required by the Lender.

(i)Appraisal.  An appraisal of the Collateral engaged by and for the benefit of the Lender conforming to Uniform Standards of Professional Appraisal (“USPAP”) and the Financial Institutions Reform and Recovery Enforcement Act of 1989 (“FIRREA”) will be completed for purposes of determining the value of the Collateral. The valuation provided within the fee appraisal will be subject to approval by Lender in its sole discretion. The Lender may make any adjustments to the fee appraised values as it deems appropriate in its sole judgment and discretion.

(j)Environmental Audit Results.  The results of any environmental audit of Land required by Lender, and any remedial work required to be taken by Borrower as a result of such audit, are complete and satisfactory to Lender.

(k)UCC Search.  Uniform Commercial Code searches made in the Office of the Delaware Secretary of State and the Recorder’s Office for Fremont County, Iowa and the Register of Deeds for Hall County Nebraska,  on Borrower and their predecessors in title to each Facility will show no filings relating to any Facility or Borrower other than those made hereunder and as otherwise approved by Lender, and will show no filing which is objectionable to Lender.

(l)Liens.  The Lender will be satisfied, in the exercise of its sole discretion, that it will receive a first priority Lien in all of the Collateral.

(m)Survey.  An ALTA as-built survey of each of the Facilities will have been provided to Lender prior to the Effective Date performed in accordance with the ALTA/ACSM 2011 Minimum Standard Detail Requirements and including all Table A items required in Lender’s sole discretion or required by the title insurance company to provide the title coverage required by Lender.  Borrower represents that no other more recent surveys are available and that the matters thereon are in fact as represented on the date of each of the surveys.  Borrower further represents that there have been no material changes in the foregoing items since the date of each of the surveys.

(n)Title Requirements.  Lender will be furnished on the Effective Date with an ALTA loan policy (2006) of title insurance with respect to the Security Instrument, issued to Lender by a title insurance company acceptable to Lender in the face amount of the Note, dated as of the date of the disbursement of the Loan, insuring the Lien of the Security Instrument to be a first and prior lien upon the Land and the Facilities therein described, containing such endorsements and such co-insurance or re-insurance as Lender may request, and showing title to be subject to no matters other than those which have been approved, in writing, by Lender.

(o)Subordination.  All leases, warehouse agreements, distribution agreements and other agreements affecting the use of the Collateral will have been subordinated, in a form and content satisfactory to the Lender, to the Lender’s Liens.

(p)Flood Zone Determination and Insurance.  The Lender will have received a flood zone determination satisfactory to it and if the Land is determined to be in a flood zone, the Borrower will have provided the Lender with copies of all flood insurance policies with coverage in amounts satisfactory to the Lender.

(q)Property Use.  The Lender will have received evidence satisfactory to Lender that the use of the Land is in compliance in all material respects with all applicable laws including health and environmental laws, including without limitation, all erosion control ordinances, storm drainage control laws, doing business and/or licensing laws and zoning laws.

(r)Insurance.  Lender will be furnished with certificates of insurance in form and substance acceptable to Lender for all insurance required by Lender or otherwise carried by Borrower, and upon request by Lender certified copies of Borrower’s insurance policies, together with an endorsement under the liability policy naming the Lender as additional insured, as its interests may appear, and a mortgage endorsement under the property policy and such other endorsements as Lender may request.

(s)Opinion of Borrower’s Counsel.  The Borrower will have delivered to the Lender an opinion letter from Borrower’s counsel acceptable to the Lender and its counsel with respect to the organization of the Borrower, its capacity to enter into this transaction, the enforceability of the Loan Documents, the collateralization, the status of all pending litigation the Borrower is a party to,  and such other matters as will be required by the Lender or its counsel, together with all such related documents as Lender may require all in a form and substance satisfactory to Lender and its counsel.

(t)Payment of Interest, Fees and Expenses.  The Borrower will have paid to Lender by wire transfer or certified available funds an origination fee, a commitment fee as agreed to in the term sheet dated June 22, 2020 and will reimburse Lender for all fees, charges, and other expenses which are then due and payable as specified in this agreement or the Loan Document.  Without limiting the generality of the forgoing, the Borrower will have reimbursed the Lender for all fees and expenses incurred by the Lender in connection with the Loans, including, without limitation (i) Professional Fees and expenses incurred by the Lender in the negotiation and preparation of this agreement and the other Loan Documents, (ii) the costs of any environmental investigation and/or audit, (iii) appraisal fees, (iv) title insurance premiums, (v) surveys, (vi) inspection fees, and (vii) filing fees. Any shortfall will be due the Lender on the Effective Date.

(u)Additional Documents.  The Borrower will have provided such other documents, instruments and agreements as are required by the term sheet or as the Lender will otherwise request in connection with the Loan and this Agreement, including without limitation updates, revisions or supplements to previously delivered documents.

SECTION 5.FINANCIAL STATEMENTS; ADDITIONAL INFORMATION; AND INSPECTION.

5.1Financial Statements and Reports.  From and after the date hereof and so long as Lender (or a nominee designated by Lender) will hold the Note, Borrower will deliver to Lender:

(a)as soon as practicable and in any event within 90 days after the end of each fiscal year of Borrower, the reviewed consolidated balance sheet and related consolidated statements of earnings, and cash flows, setting forth in comparative form the corresponding figures of the previous fiscal year, all in reasonable detail, prepared in conformity with GAAP applied on a basis consistent with Borrower’s current practices (except as otherwise stated therein or in the notes thereto).

(b)as soon as practicable and in any event within 90 days after the end of each fiscal year of Guarantor, the  consolidated and consolidating balance sheet and related consolidated and consolidating statements of earnings, equity and cash flows  of the Guarantor as of the end of and for such year for the Guarantor, setting forth in comparative form the corresponding figures of the previous fiscal year, all in reasonable detail, prepared in conformity with GAAP applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto). The Guarantor’s financial statements must be  audited by and accompanied by a report or opinion of independent certified public accountants, selected by the Guarantor stating that such financial statements present fairly the consolidated (and consolidating) financial condition and results of operations and cash flows of the Guarantor in accordance with GAAP consistently applied (except for changes with which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(c)as soon as practicable and in any event within 45 days after the end of each quarter of Borrower and Guarantor, the company prepared consolidated balance sheet and related consolidated statements of earnings, and cash flows of Borrower and the Guarantor as of the end of and for such quarter, setting forth in each case in comparative form the corresponding figures of the previous fiscal year, all in reasonable detail, prepared in conformity with GAAP applied on a basis consistent with that of previous quarter (except as otherwise stated therein or in the notes thereto).

(d)as soon as practicable and in any event within 30 days from its fiscal year end an annual budget for the Borrower;

(e)concurrently with the financial statements delivered pursuant to Sections 5.1(a) and 5.1(c)  a certificate of an authorized signatory of Borrower and Guarantor (1) setting forth, as of the end of the preceding reporting period , the extent to which Borrower have complied with the requirements of Sections 7.1 through 7.8, inclusive, including in each case a brief description, together with all necessary computations, of the manner in which such compliance was determined and the respective amounts as of the end of or for such fiscal year of Consolidated Total Debt, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Tangible Net Worth, Consolidated Long Term Debt, EBITDA, and the amount available for distributions pursuant to Section 7.5, (2) stating that a review of the activities of Borrower and Guarantor during the preceding fiscal year or quarter has been made under his or her supervision to determine whether Borrower has fulfilled all of its obligations under this Agreement, the Loan Documents and the Indemnity Agreement, (3) stating that, to the best of his or her knowledge, Borrower and the Guarantor are not and have not been in default in the fulfillment of any of the terms, covenants, provisions or conditions hereof and thereof and no Event of Default or event which, with notice or lapse of time or both, would become an Event of Default exists or existed or, if any such default or Event of Default or event exists or existed, specifying such default, Event of Default or event and the nature and status thereof, (4) giving, in the event of the formation or acquisition of a subsidiary during the preceding reporting period the name of such subsidiary, its jurisdiction of incorporation and a brief description of its business, and (5) stating that Borrower is in compliance with all agreements relating to the payment of Indebtedness other than the Loan;

(f)Within ten (10) days of the delivery of financial statements pursuant to Section 5.1(a) and 5.1(c) the Guarantor will have the right to cure any deficiency with respect to the financial covenants of the Borrower which left un-remedied could result in an Event of Default in the financial covenants of the Borrower, including, by making (if needed) additional capital contributions or loans (which will be required to be subordinated to the Loan) to the Borrower.  Such contributions of capital by Guarantor shall be treated equally with any EBITDA reported by the Borrower for purposes of financial covenant calculations during the applicable reporting period. For the avoidance of doubt, such contributions will be included in the calculation of EBITDA for such quarter in which the contribution is meant to cure any deficiency. Borrower will provide to the Lender confirmation that such funds have been added to the Borrower accounts. Such funds may be repaid to the Guarantor beginning two (2) quarters after the cure, and only when doing so, will not create an Event of Default.

(g)immediately upon a responsible officer, manager, partner, member or trustee of Borrower becoming aware of the existence of a condition, event or act which constitutes an Event of Default or an event of default under any other evidence of Indebtedness of Borrower, including, without limitation, an event which, with notice or lapse of time or both, would constitute such an Event of Default or event of default, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto;

(h)immediately upon a responsible officer, manager, partner, trustee or member of Borrower becoming aware of the occurrence of any (1) “reportable event,” as defined in Section 4043(b) of ERISA, or (2) non‑exempted “prohibited transaction,” as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended in connection with any “employee pension benefit plan,” as defined in Section 3 of ERISA, or any trust created thereunder, a written notice specifying the nature thereof, what action Borrower is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect thereto;

(i)promptly upon a responsible officer, manager or member of  Borrower becoming aware of the occurrence of (1) any surrender of assets of Borrower  in satisfaction of any Indebtedness, (2) the dissolution of any operating partnership or real estate ownership partnership of Borrower, (3) the termination or expiration of any material lease of real property to which Borrower is lessee, or (4) (i) the commencement of any material litigation, including any arbitration or mediation, and of any proceedings before any Governmental Authority or (ii) the passage or implementation of (or the proposed passage or implementation of) any order, ruling, statute or other law or regulation of any Governmental Authority, any of the foregoing which could materially and adversely affect the business, properties, prospects or financial condition of Borrower taken as a whole (including any such action commenced by counterclaim), written notice specifying the nature thereof and what action Borrower is taking with respect thereto; and

(j)such other information as to the business and properties of Borrower, including consolidated financial statements of Borrower and Guarantor, and financial statements and other reports filed with any Governmental Authority, as Lender may from time to time reasonably request.

5.2Inspection.  From and after the date hereof and so long as Lender (or a nominee designated by Lender) will hold the Note, Lender will have the right (a) to visit and inspect, at Borrower’s expense, each Facility or any of the other properties of Borrower (including any property not owned by Borrower) but all at such  times as Lender may reasonably request up to two times per calendar year, unless an Event of Default has occurred whereupon there will be no limit to the Lender’s right to visit and inspect; the Lenders visitation and inspection rights  include any property not owned by Borrower but upon which any security for the Loan may be located, includes the right to examine its books of account and to discuss the affairs, finances and accounts of Borrower and Guarantor with their members, officers and managers and independent public accountants, and (b) to contact such third parties doing business with Borrower, and to engage in other auditing procedures as Lender deems reasonable to ensure the validity of Lender’s security interests or the accuracy of Borrower’s representations, warranties and certifications.  In connection with such inspections, Lender and Lender’s engineers, contractors and other representatives will have the right to perform such environmental audits and other environmental examinations of each Facility as Lender deems necessary or advisable from time to time without prior notice to Borrower, including, without limitation, in the manner described in the Security Instrument.

SECTION 6.AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that so long as the Obligations will be outstanding:

6.1To Pay Obligations.  Borrower will punctually pay or cause to be paid the principal and interest (and prepayment premium, if any) as the same become due in respect of the Note according to the terms thereof and hereof (inclusive of any other permitted payments of which Borrower has notified Lender), together with all other Obligations.

6.2Maintenance of Existence; Office.  Borrower will maintain their existence as a limited liability companies in the State of Delaware and any other jurisdiction where it transacts business, and will maintain an office at 1811 Aksarben Drive, Omaha, NE 68106 (or such other place in the United States of America as Borrower may designate in writing to the holder of the Note).    Borrower will not change its name or jurisdiction of organization without Lender’s prior written consent.

6.3To Keep Books.  The Guarantor on behalf of the Borrower will, keep proper books of record and account in accordance with GAAP, including without limitation, maintaining audited annual consolidated financial statements of the Guarantor, operating statements for each Facility, and budgets and forecasts in accordance with Section 5.1.

6.4Payment of Taxes; Corporate Existence; Maintenance of Properties.

Borrower  will:

(a)pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it,  and its income or profits or its property before the same will become in default, as well as all lawful claims and liabilities of any kind (including claims and liabilities for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; provided,  however, that Borrower will not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof will currently be contested in good faith by appropriate proceedings and if Borrower will have set aside on its books reserves in respect thereof (segregated to the extent required by GAAP) deemed adequate in the opinion of Borrower’s management;

(b)subject to Section 6.4(a), do all things necessary to preserve and keep in full force and effect its legal existence, rights (charter and statutory) and franchises as may be necessary or desirable in order to operate each Facility and to conduct any business of Borrower; and

(c)maintain and keep all of its properties used or useful in the conduct of their respective business in good condition, repair and working order and supplied with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as may be necessary so that the business carried on in connection therewith may be properly conducted at all times consistent with established business practices and prior operating history, provided however, that nothing in this Section 6.4 will prevent Borrower from a Temporary Discontinuance.

6.5To Insure.  Borrower will maintain insurance in the amounts and as described in the Security Instrument.

6.6Compliance with Law.  Borrower will comply in all material respects at all times with all Legal Requirements and governmental standards affecting or relating or pertaining in any way to the Property and/or the use, operation and/or the maintenance thereof, and will obtain and continuously maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership and operation of the Property or to the conduct of its business, and will furnish to Lender, on request, proof of such compliance.  If Borrower receives a notice or claim from any Governmental Authority that the Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Legal Requirement, Borrower will promptly furnish a copy of such notice or claim to Lender.  Borrower will not use or permit the use of the Property, or any part thereof, for any illegal purpose.

6.7Litigation.  During the term of the Loan, Borrower will promptly furnish Lender with written notice of any material litigation affecting or relating to each Facility.

SECTION 7.RESTRICTIVE COVENANTS.

Borrower covenants and agrees that so long as the Obligations will be outstanding:

7.1Loan to Value.  At the sole discretion of the Lender, any time after the end of the seventh (7th) year anniversary of the Effective Date, an Appraisal will be performed to confirm the Loan to Value ratio does not exceed 50% on the remaining balance due on the Loan.

Should the appraised value yield a Loan to Value ratio greater than 50%, Borrower has the option to elect (i) pay down the Loan to a level that would result in not greater than a 50% Loan to  Value ratio or (ii) add additional properties such that the Loan to  Value ratio is reduced to below 50%.

7.2Minimum Working Capital.  Guarantor (and its subsidiaries, on a consolidated basis) will not permit Working Capital as of the end of each fiscal quarter to be less than $0.10 per gallon of original nameplate ethanol capacity. In the event that Guarantor builds or purchases a business that, is different than its current businesses, not contemplated by this Agreement and separate from its biorefining businesses, and that changes the value of its total consolidated assets by more than ten percent (per transaction or in aggregate) as calculated based on the most recent financial statements available to Lender, Lender in conjunction with the Borrower may work to adjust the working capital covenant to account for any increased working capital needs. For removal of doubt, nameplate capacity will be defined as the capacity as disclosed in the most recent 10k report of the Guarantor filed with the Securities and Exchange Commission (currently at 1,123,000,000 gallons), as may be adjusted from time to time, and the minimum working capital will be adjusted pro rata for changes in capacity accordingly upon sale or purchase of ethanol biorefineries.

7.3Fixed Charge Coverage Ratio:  For the Borrower, commencing with the period ending June 30, 2021, the Borrower will not permit the ratio of EBITDA less maintenance capital expenditures (not including the Projects) and less Permitted Distributions, to Fixed Charges, to be less than 1.25 to 1.0 for such period. During the first fiscal quarter of the calculation, the ratio will be calculated on only one fiscal quarter; the following fiscal quarter, the ratio will be calculated based on the current and the previous fiscal quarter; the following fiscal quarter, the ratio will be calculated based on the current and the previous two fiscal quarters; the following fiscal quarter and thereafter the ratio will be calculated based on a rolling four fiscal quarter basis. “Fixed Charges” will mean for any period the sum of the interest paid or payable plus scheduled principal payments of long-term debt.

7.4Total Debt Service Reserve.  Borrower will maintain a reserve of six (6) months of future principal and interest payments (with interest calculated at the highest level of the Interest Rate Premium set forth in the Note), in a restricted account pledged to Lender and subject to a deposit account control agreement acceptable to the Lender.  Upon the date on which the first advance on the Note is made from the Lender to the Borrower, the debt service reserve account will contain six (6) months of interest on the outstanding amount of the Loan and will be adjusted by adding six (6) months of projected interest expense of any additional disbursements. Fifteen months after the Effective Date, the debt service reserve will be adjusted by adding any principal scheduled to be due in the next six (6) months. Once the debt service reserve is fully funded, it may be adjusted annually for any changes in projected interest expense.

7.5Restricted Payments; Pledge of Units/Percentage Interests; Permitted Investments.

(a)Borrower will not, directly or indirectly, make any Restricted Payments or incur any liability to make any Restricted Payments, or make advances or loans to any member or other equity interest holder of Borrower, unless immediately after giving effect to such action, there will not exist any Event of Default or event which, with notice or lapse of time or both, would become an Event of Default.  All dividends, distributions, purchases, redemptions, retirements, acquisitions and payments made pursuant to this Section 7.5 in property other than cash will be included at the fair market value thereof (as determined in good faith by Borrower) at the time of declaration of such dividend or at the time of making such dividend distribution, purchase, redemption, retirement, acquisition or payment.

(b)Borrower’s outstanding membership or other equity interests will remain free and clear of any and all Liens at all times.

7.6Merger, Consolidation, Sale or Lease.

(a)Borrower will not consolidate with or merge into any Person, or permit any Person to merge into it, or sell, transfer or otherwise dispose of all or substantially all of its properties and assets, except as permitted in connection with a Transfer approved or permitted under Section 7.7 herein.

(b)Except as permitted in Section 7.5(a) above or 7.7 below,  Borrower will not Transfer (other than in the ordinary course of business) any of its properties and assets to any Person.

(c)In the event Borrower takes any action in Section 7.5(b) above without Lender’s prior written consent, the Note, at Lender’s sole option, will become immediately due and payable, together with any prepayment premium due under the terms of the Note.

7.7Transactions with Affiliates.  Borrower will not engage in any transaction with an Affiliate on terms more favorable to the Affiliate than would have been obtainable in arm’s length dealing in the ordinary course of business with a Person not an Affiliate.  Borrower hereby agrees that, to the extent there is Subordinated Debt or any inter‑Borrower loans involving Borrower outstanding on a date on which an Event of Default (or event which with notice or lapse of time or both would be, an Event of Default) exists, no payment of any amounts owing in connection therewith may be made until the earlier of Lender’s waiver of such Event of Default or the repayment in full of all amounts owing to Lender in connection with the Loan.  To the extent any amounts are received in any manner whatsoever in connection with such inter‑Borrower loans by an obligee thereof during the period described in the immediately preceding sentence, such amounts will be held in trust for and paid over to Lender until Lender is in receipt of all amounts owing to Lender in connection with the Loan.  Upon the request of Lender, Borrower will enter into a debt subordination agreement agreeable to Lender with respect to any Subordinated Debt.

7.8Change of Control; Encumbrances on and Transfers of Collateral.  Borrower acknowledges that in agreeing to make the Loan, Lender has examined and relied on the creditworthiness and experience of Borrower and the experience, competence and reputation of its directors, officers and equity owners with respect to the operation of each Facility and that Lender will continue to rely on Borrower’s ownership of the Collateral, and Borrower continuing to have directors, officers, equity owners and employees of the same experience, competence and capacity as presently exists, as a means of maintaining the value of the Collateral as security for repayment of the Obligations.  Borrower further acknowledges that Lender has a valid interest in maintaining the value of the Collateral to ensure that, should Borrower default in the repayment of the Obligations, Lender can recover the Obligations by a sale of the Collateral.

(a)Except for Permitted Encumbrances, the Borrower or any subsidiaries of the Borrower will not create, incur, assume or permit any Lien on any of the Collateral or any interest therein.  Notwithstanding the foregoing, Borrower may sell or otherwise dispose of, free from the lien of the Security Instrument, furniture, furnishings, equipment, tools, appliances, machinery, fixtures, or appurtenances subject to the lien of the Security Instrument, which have become worn out, undesirable, obsolete, disused  in the ordinary course of business operations of the Facilities that does not reduce the fair market value of the Collateral  .

(b)Borrower will not, without the prior written consent of Lender, sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer, whether voluntarily, involuntarily or by operation of law or otherwise (each of the foregoing, a “Transfer”) the Collateral or any part thereof or interest therein or possession thereof, or suffer or permit the Collateral or any part thereof or interest therein or possession thereof to be Transferred,   that  has a fair market value in excess of one million dollars, ($1,000,000.00) per occurrence and will not reduce the fair market value of the Collateral..

(c)A  Transfer within the meaning of this Section will be deemed to include, without limitation:  (1) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments, (2) an agreement by Borrower leasing all or a substantial part of the Collateral, or a Transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any leases or rents related to the Collateral, (3)  any assignment, pledge or Transfer, whether voluntarily or involuntarily, by operation of law or otherwise, of or affecting any direct or indirect interest in Borrower, whether through one or more intermediaries and whether at one time or in a series of related transactions; (4)  the change, removal, resignation or addition of a general partner, manager or managing member, in the case where Borrower or any direct or indirect owner of Borrower is a partnership or limited liability company, and (5) any Transfer or change in ownership or change in control, of any direct or indirect interest in Borrower, whether through one or more intermediaries and whether at one time or in a series of related transactions.  No such transfers will be permitted if a violation of OFAC, Lender’s obligations under the Patriot Act, or similar compliance obligations would ensue.  A transfer of membership interests under the terms of a will or by intestate succession to owners of equity interests in Borrower on the Effective Date will not be deemed a transfer under the terms of this paragraph.

(d)Any Transfer of the Collateral made in contravention of this Section 7.8 will constitute an Event of Default and at the option of Lender, such Transfer will be null and void and of no force and effect. Lender will not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to establish the existence of an Event of Default in any violation of any of the terms and conditions of this Section.  This provision will apply to every Transfer in violation of this Section whether or not Lender has consented to any previous sale Transfer of the Collateral.

(e)Lender’s consent to a Transfer of the Collateral or any other action described in this Section will not be deemed to be a waiver of Lender’s right to require such consent to any future occurrence of same.

(f)Borrower agrees to bear and will pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such Transfer.

7.9Environmental Covenants.  Capitalized terms in this Section 7.9 have the meaning given them in the Indemnity Agreement, unless otherwise defined herein.  Borrower covenants as follows:

(a)Borrower will keep the Land or cause the Land and to be kept free of asbestos and asbestos-containing construction materials;

(b)neither Borrower nor any occupant of the Land will use, transport, store, treat, generate, handle, dispose of, or in any manner deal with Hazardous Materials on, in, at, about, or from the Land, except in compliance with all applicable Requirements of Environmental Law and Environmental Permits; nor will Borrower or any occupant cause the Land to become subject to regulation as hazardous waste treatment, storage, or disposal facility under any Requirements of Environmental Law or Environmental Permits;

(c)Borrower will comply with, and ensure compliance by all occupants of the Land with, all Requirements of Environmental Law and Environmental Permits, and will keep the Land free and clear of any liens imposed pursuant to any Requirements of Environmental Law or Environmental Permits;

(d)Borrower will immediately notify Lender if Borrower receives any notice or advice from any Governmental Authority, third party, or any source whatsoever regarding any Environmental Claims or that Hazardous Materials have been released or discharged in, on, onto, under, from, or affecting the Land;

(e)promptly upon receipt, Borrower will deliver to Lender copies of all notices, orders, or other communications regarding (1) any enforcement action by any Governmental Authority with respect to any Environmental Claims or Hazardous Materials in, on, under, from or affecting the Land, or relating to Borrower's property, activities, or operations generally, (2) any Environmental Claims or claims regarding Hazardous Materials against Borrower, (3) any requirement of Borrower or occupant of the Land to obtain an Environmental Permit, or (4) any requirement of Borrower or occupant to obtain a permit or license with respect to exploration, mining, extraction, storage, transportation, processing or sale of coal, oil, gas or any other minerals on or under the Land;

(f)except as otherwise specifically and previously disclosed to Lender in writing, Borrower will not allow to exist on, under, or about the Land any underground storage tanks.  With respect to any underground storage tanks, previously disclosed to Lender in writing, all such underground storage tanks will be operated and maintained in accordance with all Requirements of Environmental Law;

(g)if Lender has received information indicating a reasonable possibility of the presence of Hazardous Materials on the Land in violation of Requirements of Environmental Law or Environmental Permits, Borrower will provide at its sole cost and expense within 45 days after written request by Lender, a report from a qualified engineering firm or other qualified consultant acceptable to Lender with respect to an investigation and audit of the Land as deemed necessary by such consultant to enable the consultant to report that there is no apparent or likely Hazardous Materials on the Land; and Borrower will, if deemed reasonably necessary to further investigate suspected or likely contamination, provide Lender with supplemental reports by acceptable qualified consultants of the analysis which may include surface and subsurface sampling and analysis of soil, sediment, surface water and/or groundwater from the Land, showing no Hazardous Materials (any such audit, and any supplemental reports, an "Environmental Report");

(h)If any investigation, monitoring, containment, cleanup, removal, restoration or other remedial work of any kind ("Remedial Work") is necessary or desirable pursuant to Requirements of Environmental Law, Environmental Permits or with respect to Environmental Claims, Borrower will within forty-five (45) days after written demand for performance thereof by Lender (or such shorter period of time as required under any applicable law, regulation, order or agreement), begin and thereafter complete, all such Remedial Work.  All Remedial Work will be approved in advance in writing by Lender.  All Costs related to such Remedial Work will be paid by Borrower including, without limitation, costs incurred by Lender in connection with monitoring or review of such Remedial Work.  If Borrower fails to promptly commence or fails to complete such Remedial Work, Lender may, but will not be required to, cause such Remedial Work to be performed and all Costs will become an Environmental Claim hereunder.    In the event of an emergency, Borrower will immediately commence the Remedial Work and thereafter give immediate notice to Lender; and

(i)At any time during the term of the Loan, upon three days of notice, Lender may in its sole discretion enter the Land to perform or have performed investigation of the Land for the presence of Hazardous Materials. Such investigation may include but is not limited to the conduct of a Phase I and/or Phase II Environmental Report including any surface or subsurface sampling and analysis of soil, groundwater, sediment and/or surface water.  Borrower covenants and agrees that it will cooperate fully with Lender with respect to any such investigation by Lender.

7.10Creation of Subsidiaries.  Borrower will not create any subsidiary without the prior written consent of Lender.

7.11Leases.  Borrower will not enter into any lease or other agreement affecting any portion of any Facility without first obtaining Lender’s written consent thereto.

SECTION 8.DEFAULTS AND REMEDIES.

8.1Events of Default; Acceleration.  Any one or more of the following events (and whether such occurrence will be voluntary or involuntary or be affected by any Legal Requirement)  will constitute an "Event of Default" hereunder:

(a)default in the payment of any interest upon the Note five business days after such interest becomes due and payable; or

(b)default in the payment of principal of (or prepayment premium, if any), on the Note five business days after the same will become due and payable, whether at maturity or at a date fixed for principal payment or prepayment, or by acceleration or otherwise; or

(c)default in the payment of any other obligations due under the Loan Documents or the Indemnity Agreement or under any document evidencing or securing any other loan made by Lender to Borrower or any Affiliate of Borrower after the lesser of five business days or any applicable notice or grace period specified therein, or the acceleration of debt under any of the foregoing regardless of whether such acceleration constitutes a default thereunder; or

(d)default in the performance or observance by Borrower or Guarantor of any other covenant, agreement or condition contained herein or in the Note, the Guaranty or any Default or Event of Default under the Loan Documents or the Indemnity Agreement, and such default shall continue unremedied for a period of 30 days after the occurrence thereof; or

(e)Borrower will not pay within five business days after such due date, whether by acceleration or otherwise, any evidence of Indebtedness of Borrower (other than the Note), or any condition or default will exist under any such evidence of Indebtedness or under any agreement under which the same may have been issued permitting acceleration of such evidence of Indebtedness; or

(f)Borrower    will file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or an answer consenting to, admitting the material allegations of or otherwise not controverting, or will fail to timely controvert, a petition filed against Borrower seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or Borrower will file such a petition or answer with respect to relief under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of any Governmental Authority providing for the reorganization, winding‑up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

(g)a court of competent jurisdiction will enter an order for relief which is not stayed within sixty (60) days from the date of entry thereof against Borrower  under Title 11 of the United States Code; or there will be entered an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed within sixty (60) days from the date of entry thereof adjudging Borrower bankrupt or insolvent, or ordering relief against Borrower, or approving as properly filed a petition seeking relief against Borrower, under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of any Governmental Authority providing for the reorganization, winding‑up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of Borrower or of any substantial part of its property, or ordering the reorganization, winding‑up or liquidation of its affairs; or any involuntary petition against Borrower seeking any of the relief specified in this clause which will not be dismissed within sixty (60) days of its filing; or

(h)Borrower    will make a general assignment for the benefit of its creditors; or Borrower will consent to the appointment of, or taking possession of all or any substantial part of its property by, a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of Borrower; or Borrower    will have admitted to its insolvency or inability to pay, or will have failed to pay, its debts generally as such debts become due; or Borrower or its directors or majority equity interest holders will take any action to dissolve or liquidate Borrower; or

(i)the rendering against the Borrower of a final non appealable judgment, decree or order for the payment of money in excess of one million dollars ($1,000,000.00) and the continuance of such judgment, decree or order unsatisfied and in effect for a period of sixty (60) consecutive days without a stay of execution; or

(j) Borrower    will (1) engage in any non‑exempted “prohibited transaction,” as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (2) incur any “accumulated funding deficiency,” as defined in Section 302 of ERISA, in an amount in excess of $500,000.00, whether or not waived, or (3) terminate or permit the termination of an “employee pension benefit plan,” as defined in Section 3 of ERISA, in a manner which could result in the imposition of a Lien on any property of Borrower pursuant to Section 4068 of ERISA securing an amount in excess of $500,000.00; or

(k)any representation or warranty made by Borrower or Guarantor herein or in any Loan Document or the Indemnity Agreement or in any certificate or instrument furnished in connection therewith will prove to have been false or misleading in any material respect as of the date made; or

(l)any Facility is rezoned, voluntarily or involuntarily without Lender’s prior written consent that results  in a violation of  the Loan to Value ratio pursuant to Section 7.1 that remains un-remedied for ninety (90) days; or

(m)the dissolution of Borrower or any of its members, whether by operation of law or otherwise; or

(n)Borrower will suffer or permit any Facility, or any part thereof, to be used in such manner as might (1) impair Borrower’s title to any Facility, or any part thereof; or (2) create rights of adverse use or possession; or (3) constitute an implied dedication of any Facility, or any part thereof.

(o)(1) the guarantee by Guarantor or the Indemnity Agreement for any reason will cease to be in full force and effect other than in accordance with its terms or the Guarantor will deny its liability under the guarantee or the Indemnity Agreement, or (2) any security interest purported to be created by the Security Instrument or other Loan Documents will cease to be, or will be asserted by the Borrower not to be a valid, perfected first priority security interest in the Collateral, unless such security interest has been renewed and perfected within five  (5) days of its ceasing.

(p)any default by the Guarantor shall exist and be continuing (after any applicable grace or notice period), with respect to any other borrowing agreements (which aggregate principal amount is in excess of $25,000,000.00) of Guarantor and which will cause such Indebtedness to be declared to be due and payable prior to its stated maturity or constitutes a failure to pay the principal of, or interest on, such Indebtedness when due and payable at its stated maturity, shall constitute an Event of Default under the Loan.

(q)any Transfer of title (including, without limitation, a leasehold interest) or possession of all or any portion of the Collateral without the prior written consent of Lender.

8.2Acceleration of Obligations.  Upon the occurrence of an Event of Default then, at Lender's election, the entire outstanding principal amount of the Note, together with accrued interest thereon, at the Overdue Interest Rate and all other Obligations will immediately become due and payable without notice or demand. In the event that a tender of the foregoing sum is received at a time when a prepayment premium would otherwise apply or prepayment would be prohibited under the terms of the Note, such tender will be deemed to be a voluntary prepayment under the Note, and in addition to principal and interest due the Borrower agree to pay the prepayment premium, if any, specified in the Note.

8.3Remedies Upon Default.  If an Event of Default will occur and be continuing beyond the time periods set forth in Section 8.1, the holder of the Note may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant contained in this Agreement or in any other Loan Document or the Indemnity Agreement or in aid of the exercise of any power granted in the Note or in this Agreement or in any other Loan Document or the Indemnity Agreement or may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the holder of the Note including without limitation, taking of the following actions, concurrently or successively, without notice to Borrower:

(a)Declare the Obligations to be, and the Obligations will thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; and

(b)Enter upon and take possession of the Collateral and to fulfill the obligations of Borrower hereunder and to sell, manage, repair, and protect such Collateral.  Without restricting the generality of the foregoing and for the purposes of the forgoing,  Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution, (i) to pay, settle or compromise all existing bills and claims which may be liens or security interests against the Collateral or any fixtures or equipment thereon, or as may be necessary or desirable for the clearance of title or otherwise, and (ii) to use any funds of Borrower, including any Loan balance which might not have been disbursed; and

(c)Exercise any rights and remedies afforded under any of the other Loan Documents.

8.4Remedies Not Waived.  No course of dealing between the holder of the Note and Borrower or any delay or failure on the part of the holder in exercising any rights under the Loan Documents, any Security Instrument, the Indemnity Agreement, or hereunder will operate as a waiver of any rights of such holder.

8.5Remedies Cumulative.  No remedy herein or in the Loan Documents or the Indemnity Agreement is exclusive of any other remedy and each and every remedy will be in addition to every other remedy given hereunder or under the Loan Documents or the Indemnity Agreement or under any Security Instrument or now or hereafter existing at law or in equity or by statute or otherwise.

8.6Costs and Expenses.  Borrower will pay to the holder of the Note, to the extent permitted under applicable law, all reasonable out‑of‑pocket expenses (including reasonable attorney’s fees) incurred by such holder as will be sufficient to cover the cost and expense of enforcing such holder’s rights under the Note and any Loan Document or the collecting and foreclosing upon, or otherwise dealing with, the Collateral, or participating in any litigation or bankruptcy proceeding for the protection or enforcement of the holder’s collateral or claim against Borrower or otherwise incurred in connection with the occurrence of an Event of Default. Any amounts owed to Lender by Borrower under this Agreement or any other Loan Document or the Indemnity Agreement which are not paid when due will thereafter bear interest at the Overdue Interest Rate (this Section will not apply to amounts specifically due under the Note, which amounts will be governed by the Note).

SECTION 9.MISCELLANEOUS.

9.1Loss or Damage.  In case of loss or damage by fire or otherwise to any Facility or any part thereof, Borrower will immediately notify Lender, and Lender may make proof of such loss if the same is not promptly made by Borrower or if Lender deems it desirable to do so.  Lender is authorized to adjust, collect, and compromise, in its reasonable discretion, all claims under insurance policies covering the loss in question.  All insurance proceeds in excess of Seven Million Dollars ($7,000,000.00) per event or series of related events,  will be paid directly and solely to Lender and Borrower acknowledges that each insurance company is authorized and directed to make such payment directly and solely to Lender, and the insurance policies will so stipulate.  All insurance proceeds may, subject to the sentence immediately below, be applied either to the reduction of the Obligations under this Agreement or to the restoration, repair, replacement or rebuilding of the portion of the Facility so damaged in such manner as Lender may determine, and any application thereof to the indebtedness will not release or relieve Borrower from making the payments or performing the other agreements and obligations herein required until the Obligations are paid in full.  If no Event of Default has occurred and is continuing hereunder and provided that (a)  the insurance proceeds, when combined with the portion of this Loan not yet disbursed, are sufficient in Lender’s judgment, after first deducting and paying the expenses, if any, incurred by Lender in the collection of the proceeds of the insurance, to otherwise pay all costs and expenses relating to such collection and to this Loan (including the payment of interest and other carrying costs) or (b)  if such proceeds are not sufficient as above provided, provided that Borrower deposits with Lender, the amount of such deficiency, as determined by Lender within ten (10) business days of demand therefor and further provided that the insurance company will not claim that, notwithstanding such payment to Lender, it had no liability to pay any or some portion of such proceeds to Borrower, then the balance of the proceeds, plus any amounts deposited by Borrower, will be held and disbursed by Lender, from time to time, for the purpose of the repair, restoration, building or rebuilding of the Facility in accordance with such procedures as may be established by Lender.

9.2Assignment by Lender.  Lender may assign to any subsidiary, or negotiate, pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein, or in any of its rights and security hereunder, including, without limitation, the Note and the Security Instrument.  In the case of such assignment, Borrower will accord full recognition thereto and agree that all rights and remedies of Lender in connection with the interest so assigned will be enforceable against Borrower by such assignee with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment.  Except if there is an Event of Default that is ongoing and unremedied,  Lender will not assign this Agreement or the Note or Security Interest to an unrelated third party without the consent of the Borrower, which will not be unreasonably withheld.

Borrower will not assign or attempt to assign any of its rights under this Agreement, either voluntarily or by operation of law and any attempted assignment will be null and void.

9.3Time is of the Essence.  Time is of the essence of this Agreement.

9.4No Waiver.  No waiver of any term, provision, condition, covenant, or agreement herein contained will be effective unless set forth in a writing signed by Lender, and any such waiver will not establish a course of dealing and will be effective only to the extent set forth in such writing.  No failure by Lender to exercise, or delay by Lender in exercising, any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  No notice or demand on Borrower will, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

9.5No Joint Venture.  Nothing herein, or in any other Loan Document or the Indemnity Agreement, and no action or inaction whatsoever on the part of Lender, will be deemed to make Lender a partner or joint venturer with Borrower.

9.6Entire Agreement.  This Agreement and the attached Exhibits hereto and the other documents referred to herein constitute the entire agreement between the parties hereto and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.

9.7Severability; Consistency.  If any provision of this Agreement or the application thereof to any person or situation will, to any extent, be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it will have been held invalid or unenforceable, will not be affected thereby, but will continue valid and enforceable to the fullest extent permitted by law.  The Loan Documents are intended to be consistent with each other and should be interpreted to such effect.

9.8Agreement Not to Benefit Third Parties.  This Agreement is made for the sole benefit of Borrower and Lender, and no other person will be deemed to be a third party beneficiary hereunder.

9.9No Documents to be Recorded.  Borrower covenants that it will not cause or permit any document or instrument to be placed of record with respect to the Land or any Facility without Lender’s prior written consent.

9.10Loss, Theft, Destruction or Mutilation of Note.  Upon receipt of evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of the Note, and upon receipt of a bond of indemnity reasonably satisfactory to Borrower or upon surrender and cancellation of such Note, Borrower will make and deliver a new Note of like tenor and unpaid principal amount and dated the date of, or, if later, the date to which interest has been paid on, the lost, stolen, destroyed or mutilated Note.  In the case of a holder of the Note which is an institutional investor, its own unsecured agreement of indemnity will be deemed satisfactory to Borrower.

9.11Expenses.  Borrower will pay all costs of preparation, closing and administering the Loan and all of Lender’s expenses with respect thereto, including but not limited to, legal fees, disbursements and travel expenses of Lender (including legal fees and expenses incurred by

Lender subsequent to the closing of the Loan in connection with the administration, collection or transfer of the Loan and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions are consummated)); all recording fees and charges; title insurance premiums and costs, escrow and funding charges; surveys; appraisals; intangible taxes; environmental assessments; expenses of foreclosure (including trustee’s and attorney’s fees); and similar items.  Borrower’s obligations under this Section 9.11 will survive the payment or prepayment of the Note.

9.12Indemnification.  Borrower hereby covenants and agrees unconditionally and absolutely to indemnify, defend and save harmless Lender, its officers, directors, shareholders, employees, agents and attorneys against all damages, losses, liabilities, obligation, claims, litigation, demands or defenses, judgments, suits, proceedings, fines, penalties, costs, disbursements and expenses of any kind or nature whatsoever (including without limitation attorneys’ fees reasonably incurred), which may at any time be imposed upon, incurred by or asserted or awarded against Lender and arising from (a) the relationship between Lender and Borrower being construed or alleged as anything other than that of secured lender and Borrower, (b) any failure of Borrower to comply with and perform its Obligations hereunder and under the other Loan Documents and the Indemnity Agreement, or (c) any representation of Borrower herein or in the other Loan Documents or the Indemnity Agreement being false or misleading in any material respect when made, except that this indemnity will not be applicable to the extent that any damages, losses, liabilities or other matters or amounts are attributable to actions or omissions by any indemnified person constituting gross negligence or wanton misconduct.  This indemnity will survive any foreclosure of the Security Instrument, the taking of a deed in lieu thereof, or any other discharge of the obligations of Borrower hereunder or under the Loan Documents or the Indemnity Agreement, even if the indebtedness secured hereby is satisfied in full.  Borrower agrees that the indemnification granted herein may be enforced by Lender without resorting to or exhausting any other security or collateral or without first having recourse to the Note or the Collateral through foreclosure proceedings or otherwise; provided, however, that nothing herein contained will prevent Lender from suing on the Note or foreclosing the Security Instrument or from exercising any other rights under the Loan Documents or the Indemnity Agreement.    The obligations of Borrower under this Section 9.12 will survive the payment or prepayment of the Note.

9.13Stamp Taxes, Recording Fees, etc.    Borrower will pay, and save Lender and any subsequent holder of the Note harmless against, any and all liability (including any interest or penalty for non‑payment or delay in payment) with respect to stamp and other taxes (other than any such stamp or other taxes incurred upon a transfer of the Note by Lender), if any, and all recording and filing fees which may be payable or determined to be payable in connection with the transactions contemplated by this Agreement and the Security Instrument, including, without limitation, the issuance and delivery of the Note, the execution, delivery, filing and recording of the Security Instrument and financing statements related thereto, or any modification, amendment or alteration thereof.  The obligations of Borrower under this Section 9.13 will survive the payment or prepayment of the Note.

9.14Successors and Assigns.  All covenants, agreements, representations and warranties made herein, in the Loan Documents and the Indemnity Agreement or in certificates delivered in connection herewith by or on behalf of Borrower will survive the issuance and delivery of the Note to Lender, the making of the Loan by Lender, and will bind the successors and assigns of Borrower, whether so expressed or not, and all such covenants, agreements, representations and warranties will inure to the benefit of Lender’s successors and assigns, including any subsequent holder of any of the Note.

9.15Notices.  All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Agreement will be in writing.  All notices hereunder will be deemed to have been duly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at the addresses set forth below (or at such other addresses as will be given in writing by any party to the others) and will be deemed complete upon receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of such United States Express Mail or courier service.  Borrower hereby requests that notices to Borrower be mailed to its address set forth below:

Borrower's addresses are:

Green Plains Wood River LLC

1811 Aksarben Drive,

Omaha, NE 68106

Attn: Michelle Mapes

Green Plains Shenandoah LLC

1811 Aksarben Drive,

Omaha, NE 68106

Attn: Michelle Mapes

Lender’s address:

MetLife Real Estate Lending LLC

c/o MetLife Investment Management, LLC

Agricultural Investments

10801 Mastin Blvd., Suite 700

Overland Park, Kansas  66210

Attention:  Director, Food & Agribusiness Group

9.16Law Governing; Modification.  This Agreement will be construed in accordance with and governed by laws of the State of Iowa.

9.17Consent to Jurisdiction and Waiver of Jury Trial.  BORROWER AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THE LOAN DOCUMENTS, AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA, EXCEPT THAT AT ALL TIMES THE PROVISONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  BORROWER AND LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION RELATING TO THE LOAN DOCUMENTS.  BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (A) SUBMIT TO PERSONAL JURISDICTION IN THE STATE OF IOWA OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT, (B) AGREE THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF IOWA, (C) SUBMIT TO THE JURISDICTION AND VENUE OF SUCH COURTS AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT, AND (D) AGREE THAT THEY WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM

9.18Headings, Construction.  The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.  In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter and vice versa, and the singular number includes the plural and vice versa.

9.19Counterparts; Optically Imaged Reproductions.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Lender may make an optically imaged reproduction of any or all Loan Documents and, at its election, destroy the original or originals.  Borrower consents to the destruction of the original or originals and agrees that a copy of the optically imaged reproduction of any Loan Document will be the equivalent of and for all purposes constitute an “original” document.  For purposes of this section, “for all purposes” includes the use of optically imaged reproduction (a) to prove the content of the original document at trial, mediation, arbitration or administrative hearing, (b) for any business purpose, (c) for internal or external audits and/or examination by or on behalf of Governmental Authorities, (d) in canceling or transferring any document, and (e) in conjunction with any other transaction evidenced by the original document.

9.20FINAL CREDIT AGREEMENT.  THIS WRITTEN AGREEMENT, THE LOAN DOCUMENTS AND THE INDEMNITY AGREEMENT ARE THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN BORROWER AND LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN BORROWER AND LENDER.  BORROWER AND LENDER HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN BORROWER AND LENDER WITH RESPECT TO THE SUBJECT MATTER OF THIS WRITTEN CREDIT AGREEMENT, THE LOAN DOCUMENTS AND THE INDEMNITY AGREEMENT.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

[Remainder of this Page Intentionally Left Blank; signature page follows]

IN WITNESS WHEREOF, Borrower has executed this Agreement, or has caused this Agreement to be executed by its duly authorized representative(s) as of the day and year first written above.

BORROWER:

Green Plains Wood River LLC

a Delaware limited liability company

By: Green Plains Inc., an Iowa corporation, sole Member of Green Plains Wood River LLC

By:	/s/ Patrich Simpkins
Name:	Patrich Simpkins
Title:	Chief Financial Officer

Green Plains Shenandoah LLC

a Delaware limited liability company

By: Green Plains Inc., an Iowa corporation, sole Member of Green Plains Shenandoah LLC

By:	/s/ Patrich Simpkins
Name:	Patrich Simpkins
Title:	Chief Financial Officer

The foregoing agreement is

hereby accepted as of the

date first above written.

MetLife Real Estate Lending LLC,
a Delaware limited liability company

By: MetLife Investment Management, LLC, its investment manager

By:	/s/ Kevin J. Harshberger
Name:	Kevin J. Harshberger
Title:	Authorized Signatory and Director

APPENDIX A

              DEFINED TERMS AND RULES OF INTERPRETATION

1.Defined Terms

 “Affiliate” means at any time, and with respect to any Person, another Person which directly or indirectly through one or more intermediaries owns, or Controls, or is owned or Controlled by, or is under any common ownership or Control with such first Person. For purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Appraisal” means a fee appraisal of the Collateral by a licensed appraiser engaged by and for the benefit of the Lender conforming to Uniform Standards of Professional Appraisal (“USPAP”) and the Financial Institutions Reform and Recovery Enforcement Act of 1989 (“FIRREA”) subject to approval by Lender in its sole discretion and further subject to any adjustments to the fee appraised values as it deems appropriate in its sole judgment and discretion.

  “Capital Lease” means any lease of property, real or personal, required to be capitalized on a balance sheet of the lessee at any time in accordance with GAAP.

“Capital Lease Obligation” means the capitalized amount of the rental commitment under a Capital Lease required to be shown on a balance sheet at any time in accordance with GAAP.

 “Collateral” means the Land, the Equipment, all improvements, fixtures, appurtenances, rights and entitlements thereon and thereto and all other property and assets, and proceeds thereof, subjected, or intended to be subjected, at any time to the Liens of the Security Instrument.

“Consolidated Current Assets” means, as of the date of determination, the aggregate of all assets which appear as current assets on the consolidated balance sheet of the Borrower and would be so classified in accordance with GAAP.

“Consolidated Current Liabilities” means, as of the date of determination, the aggregate of all liabilities which appear as current liabilities on the consolidated balance sheet of the Borrower and would be so classified in accordance with GAAP.

“Consolidated Long Term Debt” means Indebtedness under which the final payment is due more than one year from the end of the period in question, excluding any Indebtedness which is payable on demand, all as consolidated and determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means as of the date of determination, the aggregate amount of total ownership interests’ equity as determined from the consolidated balance sheet of the Borrower, prepared in accordance with GAAP, plus Subordinated Debt, less the net book value of all assets of the Borrower which would be treated as intangibles in accordance with GAAP.

“Consolidated Total Debt” means, as of the date of determination thereof, the sum of (a) liabilities for borrowed money, (b) liabilities for any deferred purchase price of property (excluding accounts payable arising in the ordinary course of business), (c) Capital Lease Obligations, and (d) any guaranty with respect to liabilities of the type described in any of the clauses (a) through (c) hereof; less Subordinated Debt to Affiliates, all as consolidated and determined in accordance with GAAP.

“Debt Service” means the sum of interest paid or payable and principal payments on Consolidated Long-Term Debt.

"Drafting Conventions" means the rules on interpretation specified in Section 2 of this Appendix A.

 “EBITDA”  means with respect to the Borrower,  the sum of (i) net income for such period (excluding extraordinary gains and losses),  plus (ii) interest paid or payable for such period, plus (iii)  income taxes paid or payable for such period, plus (iv) depreciation and amortization expenses for such period, plus (v) any capital contribution made by the Guarantor as per Section 5.1(f) and  (vi)  excluding any losses incurred due to the installation of the Projects during the last 12 months.

“Effective Date” has the meaning specified in Section 2.1.

“Equipment” means all goods, equipment, machinery and related parts and appurtenances, items of personal property located on or used in connection with or for the operation of any Facility or the Land for biofuels purposes, excluding rolling stock, all as more specifically set forth in the Security Instrument.

“ERISA” has the meaning specified in Section 3.17.

“Event of Default” has the meaning specified in Section 8.1.

“Facility” has the meaning specified in Section 2.3.

“Fixed Charges” has the meaning specified in Section 7.3.

“GAAP” means such accounting principles as, in the opinion of the independent public accountants regularly employed by such Person, conform at such time of determination to generally accepted accounting principles of the United States of America, consistently applied.

“Governmental Authority” means any federal, state, municipal or any other governmental department, commission, board, bureau, agency or instrumentality, whether domestic or foreign.

“Guarantor” has the meaning specified in Section 2.3.

“Indebtedness”  will mean (a) all obligations for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) indebtedness or obligations secured by or constituting any Lien existing on property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness or obligations secured thereby will have been assumed, (c) Capitalized Lease Obligations, (d) guaranties and endorsements (other than endorsements for purposes of collection in the ordinary course of business), contingent obligations or obligations to purchase goods or services incurred to purchase, fund the purchase or payment of, or otherwise acquire or service any indebtedness, liabilities or obligations of others (whether or not representing money borrowed), (e) all liabilities in effect guaranteed by an agreement, contingent or otherwise, to make a loan, advance or capital contribution to or other investment in a Person for the purpose of assuring or maintaining a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such Person for such purpose, and (f) any mandatory redeemable preferred stock (including preferred stock with the only mandatory redemption payment at maturity) of Borrower and any subsidiary held by a Person other than Borrower or a wholly‑owned subsidiary, at the higher of its voluntary or involuntary liquidation value, all to the extent such indebtedness under (a)(b)(c)(d) and (f), is recourse to the Person(s).  A renewal or extension of any Indebtedness without increase in the principal amount thereof will not be deemed to be the incurrence of the Indebtedness so renewed or extended.  In case any Person will become a subsidiary, such Person will be deemed to have incurred at the time it becomes a subsidiary all Indebtedness of such Person outstanding immediately thereafter.

“Land” means the real property subject to the Security Instrument in Fremont County, Iowa and Hall County, Nebraska.

“Legal Requirements” means any and all existing and future federal, state, county, regional and local laws, statutes, code, orders, ordinances, governmental rules and regulations, permits and court orders.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest, encumbrance or charge of any kind, whether or not consensual, any conditional sale or other title retention agreement or any Capital Lease.

“Loan” has the meaning specified in the Recitals.

“Loan Document(s)” means this Agreement, the Note, the Security Instrument, and all other documents and instruments evidencing, securing or otherwise relating to the Loan including, without limitation, any U.C.C. financing statements, but excluding the Indemnity Agreement.

“Loan to Value” means the ratio of all  Borrower Indebtedness to the Lender to the sum of the appraised value of the Collateral.

“Net Income” means the net income of Borrower as determined in accordance with GAAP.

“Note” has the meaning specified in Section 2.2.

“Obligations” means any and all obligations to repay sums at any time loaned or advanced by Lender to or on behalf of Borrower, including, but not limited to, the principal of, and any interest and premium due on, the Note and other sums loaned or advanced pursuant to the terms of this Agreement (including accrued and overdue interest) and the full, prompt and complete performance of all obligations at any time owed by Borrower to Lender, including, without limitation, any and all amounts owed to or advanced by Lender pursuant to any of the Loan Documents or the Indemnity Agreement; all obligations of Borrower to indemnify, defend and hold Lender harmless or to pay fees and expenses as set forth in this Agreement or any other Loan Document or the Indemnity Agreement, and all other obligations or liabilities of any and every kind at any time owed by Borrower to Lender.

“OFAC” has the meaning specified in Section 3.27.

“Operating Lease” means any lease of real or personal property under which Borrower is lessee (or guarantor of the lessee’s obligations), other than (a) leases between Borrower and any subsidiary or between subsidiaries of Borrower, (b) Capital Leases, and (c) leases of office equipment, data processing equipment not used in the manufacturing process, automobiles and trucks, and leases of office and store space, in each case having an initial term (including any period for which the lease may be renewed or extended at the option of the lessor or lessee) of less than one year.

“Overdue Interest Rate” means the lesser of (a) five percent (5%) per annum over the interest rate in effect under the terms of the Note immediately prior to the time the Overdue Interest Rate is applicable, or (b) the maximum interest rate provided by law.

“Permitted Distributions” means any permissible Restricted Payment as noted in Section 7.5.

“Permitted Encumbrances” means (a) Liens securing taxes or assessments not due or payable; (b) Liens in favor of Lender; (c) Liens created by specifically identified written documents which are recorded in the land records and listed as exceptions on Schedule B of any title insurance policy for the Facilities which Lender has accepted and approved, and (d) any leases of each Facility approved by Lender.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

“Plan” has the meaning specified in Section 3.17.

“Projects” means capital expenditures that are not maintenance capital expenditures. For the avoidance of doubt Projects will include the (i) addition of high protein corn meal processing systems at Wood River and Shenandoah, (ii) addition of Project 24 at Wood River, (iii) the addition of FCC/USP Grade alcohol at Wood River, and (iv) other similar projects, subject to Lender approval, that would enhance the profitability of the Facilities .

“Restricted Payments” means dividends paid on capital stock or distributions with respect to equity interests (in either cash or property), or payments of intercompany debt or payables to the Guarantor and purchases or redemptions of capital stock or equity interests.

“Security Instrument” has the meaning specified in Section 2.3.

“Subordinated Debt” means any Indebtedness owed by Borrower to stockholders, partners, members, subsidiaries or affiliates that is fully subordinated in right of payment and in respect of security in any respect to Indebtedness evidenced by the Note and any of the other Loan Documents and the Indemnity Agreement.

“Temporary   Discontinuance” means the discontinuance of plant operations expressly for the purpose of (i) maximizing the economic return of such Facility, (ii) installation or construction of new facilities or technologies, (iii) to adhere to safety and/or environmental requirements, or (iv)regular or unscheduled maintenance to maintain or improve plant operations.

“Transfer” has the meaning specified in Section 7.8(b).

“Working Capital” means, with respect to the Guarantor, the total of current assets excluding any non-recourse current assets adjusted for accumulated other comprehensive income, less the total of current liabilities, excluding any non-recourse current liabilities,   any current maturities of long-term debt which mature not less than six (6) months from the date of determination thereof,  and less any current liabilities subordinated to the Lender, all in accordance with GAAP.

2.Drafting Conventions.

(a)Evidence; Form of Documents.  Evidence of the occurrence or non-occurrence of any event, or the existence or non-existence of any circumstance to be delivered to Lender must be in a form satisfactory to Lender; and any report or document to be received by Lender must be in form and content satisfactory to Lender.

(b)Lender Discretion.  Wherever:  (i) Lender exercises any right given to it to approve or disapprove; (ii) any arrangement or term is to be satisfactory to Lender; or (iii) any other decision or determination is to be made by Lender, then except as may be otherwise expressly and specifically provided therein, the decision to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, will be in the sole discretion of Lender, without regard for the adequacy of any security for the Obligations;

(c)Other.  (i) the words "include," "includes," and "including" are to be read as if they were followed by the phrase "without limitation"; (ii) unless otherwise expressly stated, terms and provisions applicable to two or more Persons apply on an individual, as well as a collective basis; (iii) headings and captions are provided for convenience only and do not affect the meaning of the text which follows; (iv) references to a parcel or tract of real estate means, without limitation, the land described, and any and all improvements located thereupon and all easements or other rights or interests benefiting that land; (v) references to an agreement or instrument means that agreement or instrument and all schedules, exhibits, and appendices thereto, together with all extensions, renewals, modifications, substitutions and amendments thereof, subject to any restrictions thereon in that agreement or instrument or in the Loan Documents; (vi) references to a Party means that Party, together with any successors and assigns of any of that Party's rights and obligations under the Loan Documents, subject to restrictions contained in the Loan Documents on the transfer of those rights and obligations; (vii) whenever by the terms of the Loan Documents, Borrower is prohibited from taking an action or permitting the occurrence of some circumstance, Borrower will not, directly or indirectly take that action or permit that circumstance, or directly or indirectly permit any Subsidiary to take that action or permit that circumstance; (viii) unless specified otherwise, references to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations; (ix) unless otherwise specified, all references to a time of day are references to the time in Overland Park, Kansas; (x) references to "month" or "year" are references to a calendar month or calendar year, respectively; (xi) if any date specified in this agreement as a date for taking action falls on a day that is not a Business Day, then that action may be taken on the next Business Day; (xii) a pronoun used in referring generally to any member of a class of Persons, or Persons and things, applies to each member of that class, whether of the masculine, feminine, or neuter gender; (xiii) references to "articles," "sections," "subsections," "paragraphs;" "exhibits," and "schedules" reference articles, sections, subsections, paragraphs, exhibits, and schedules, respectively, of this agreement unless otherwise specifically provided; (xiv) the words "hereof," "herein," "hereunder," and "hereby" refer to this agreement as a whole and not to any particular provision of this agreement; (xv) the definitions in this agreement apply equally to both singular and plural forms of the terms defined; and (xvi) for purposes of computing periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding;" and the term "upon demand" means "within three Business Days after written demand by Lender.